Ceasing Control of Credit Suisse Commodity Return Strategy Fund I

As of October 31, 2013, NFSC ("Shareholder") owned 49,367,890 shares of the Fund, which represented less than 25% of the Fund.
As of October 31, 2014, Shareholder less than 25% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceasing Control of Credit Suisse Commodity Return Strategy Fund A

As of October 31, 2013, Pershing ("Shareholder") owned 182,260,545 shares of the Fund, which represented 42.75% of the Fund. As of October 31, 2014, Shareholder owned 4,560,936 shares of the Fund, which represented less than 25% of the outstanding shares and Charles Schwab owned 8,556,25 shares of the Fund, which represented 29.59% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Ceased Control of Credit Suisse Commodity Return Strategy Fund C

As of October 31, 2013, Merrill Lynch ("Shareholder") owned 1,370,432 shares of the Fund, which represented 46.40% of the Fund. As of October 31, 2014, Shareholder 1,125,789 shares of the Fund, which represented 43.72% of the outstanding shares of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.